Exhibit 10.1

                           SOFTWARE LICENSE AGREEMENT



M-Cube Corporation/Asia Glove, Inc., Japanese corporations ("Licensor") licenses Global Assets & Services, Inc., a Florida corporation ("Licensee") to market, copy and distribute the software programs and related documentation identified below (the "Software") in the territory specified below (the "Territory"). This License will last for a term of five (5) years from the Effective Date noted below and is subject to all the attached terms and conditions (the "Terms and Conditions").

1.  Software

The Software consists of the following and related user documentation in the form available for distribution on the Effective Date set forth below:

See The Exhibit A.

2. License Fees

Total Initial License Fees is Five-Hundred Thousand shares of common stock of Global Assets & Services, Inc., the Licensee. This Agreement will come into effect upon the full payment of the Initial License Fees (the "Effective Date").

Additional Fees is equal to 50% of licensing fees/use fees of the Software, which is defined in the Exhibit A, received in payment by Licensee, net of direct expenses. (The list of direct expense is to be finalized before the issuance of the aforementioned shares of the common stock.)

Licensee will report and pay quarterly as provided in the Terms and Conditions.

3. Territory

United States of America and its territories.

4. Delivery

Subject to the Terms and Conditions.

                              TERMS AND CONDITIONS
                               OF SOFTWARE LICENSE

1.Term. Unless terminated earlier as provided below, this License will terminate on the five (5 the) anniversary of the Effective Date.

This Agreement shall commence on the Effective Date an will continue for five
(5) year, unless
Terminated earlier. This Agreement shall automatically be renewed from year to year for subsequent one year terms unless either party gives three (3) months prior written notice of its Intention to terminate the Agreement to the other party before each anniversary of the Agreement.

2. Software. The term "the Software" includes, and this License governs, the object code for all computer programs and any related documentation and information provided by Licensor. The Software is as described in any Exhibits attached to this License and otherwise consists of Licensor's standard products as of the Effective Date.

3. License. Licensor grants Licensee an exclusive, nontransferable license throughout the Territory to copy, market and distribute the Software in object code form only and only for use with the hardware approved in writing for that purpose by Licensor, and to sublicense the Software for that use, subject to the following:

(a) Reports and Payment. Licensee will make all reports and payments to Licensor as provided in this License.

(b) Sublicensing and End-Users. Copies of the Software may be distributed to end-users only if they have executed written end-user sublicense agreements with Licensee.

(c) Distribution through Intermediaries. Licensee may permit others to distribute copies of the Software pursuant to Licensee's written sublicense agreements with end-users but may not permit any third party to copy all or any part of the Software, including the user documentation.

(d) Serialization. Licensee agrees to include version, release and serial numbers embedded in the object code for each copy of each Software Product it produces, as instructed by Licensor or as mutually agreed.

(e) Notices. Licensee will include copies of a notice regarding proprietary rights approved in writing by Licensor in all copies of the Software that Licensee distributes, as follows: (i) embedded in the object code; (ii) on the title pages of all documentation; (iii) on labels attached to tape reels, diskettes and other recording media; (iv) on the covers for tape reels, diskettes and other recording media; and (v) on covers and binders for all documentation. Licensee's performance of this obligation is a condition of Licensor's authorization of Licensee's distribution of copies of the Software. Object code provided by Licensor will have an appropriate notice embedded in it.

 (f) No Modification or Reverse Engineering. Licensee will not attempt to modify, reverse compile, disassemble or otherwise reverse engineer the object code for the Software.


4. Warranty. For a period of one hundred eighty (180) days after the Effective
Date:

(a) Limited Warranty. Licensor warrants only that the latest release of the Software delivered to Licensee by Licensor and running on the Equipment will meet and comply in all material respects with Licensor's most current user documentation for the Software as of the Effective Date and with the description (if any) attached as an exhibit to this License.

(b) Remedy. During the warranty period, Licensor will use its best efforts to supply an avoidance procedure within fifteen (15) days and to supply a correction within ninety (90) days for any defect or error in the Software following receipt of notice thereof from Licensee, as long as the notice is accompanied by documentary evidence in a mutually agreeable form that permits the defect or error to be demonstrated in the Software at Licensor's premises.

(c) Notification of Defects or Errors. Licensor agrees to inform Licensee of defects or errors in the Software within a reasonable time after their discovery by Licensor, and, at Licensee's request, to perform the obligations set forth in subparagraph (b) above with respect to those defects or errors.

(d) Limitation. Under the warranty set out above, Licensor accepts no responsibility for all or any part of the Software that has been modified since delivery unless Licensor has reviewed the modifications, has determined that they constitute valid corrections of the Software and has approved them in writing. Licensor will in any event be free to use any modifications of the Software so approved for Licensor's normal business purposes in all versions of the Software, without payment or obligation to Licensee.

5. Maintenance.

(a) Notification or Defects or Errors. For 5 years after the expiration of the warranty period provided above, Licensor agrees to notify Licensee of defects or errors in the then most current version of the Software used by Licensee within a reasonable time after their discovery by Licensor. If so requested, Licensor agrees to use diligent efforts to supply an avoidance procedure and a correction for those defects or errors at a reasonable price to be mutually agreed upon in each individual case.

(b) Updates. For 5 years after the expiration of the warranty period provided above, Licensor will make available to Licensee, at Licensor's then-standard prices and upon Licensor's then-standard terms and conditions, Licensor's standard updates for the Software that Licensor makes available to its customers generally.

6. Additional Services. Licensor will provide Licensee and its designated parties with the initial training, education, and advises which would make Licensee more effective in respect with revenue generating activities.

(a)Licensee can receive initial two(2) weeks period training and education in Japan. All costs for professional personnel of Licensee will be paid by Licensee, including travel/lodging expenses. Licensor will provide all training and education.

(b)Licensee can receive initial two(2) weeks period training and education in USA. All costs for professional personnel of Licensor will be paid by Licensor, including travel/lodging expenses. Licensor will provide all training and education.

(c) Licensor will interact only with Licensee, in connection with technical support and business strategic planning from Licensor, using e-mail.

7. New Releases. From time to time Licensor may provide new releases of any Software Product containing corrections of errors then available.

(a) During Warranty Period. If provided during the warranty period, new releases containing only corrections of errors will be provided without additional charge, but Licensor may impose a charge for new releases that in Licensor's opinion contain other modifications, improvements or new material.

(b) Licensee's Duties. Licensee agrees to use diligent efforts to provide all its sub licensees with all new releases and corrections that Licensor may provide without additional charge.

8. Payment and Reports. Licensee agrees to pay Licensor the Total Initial Fee as shown on the page of this License. Licensee also agrees to report and pay Per-Copy License Fees for each copy of all or any part of any Software Product distributed by or for Licensee, as follows: Total initial Fees will be paid within four (4) weeks once the both parties agree on the list of "Direct Expense" defined in the item no. 2 in the Agreement.

(a) Reporting. Within thirty (30) days after the end of each calendar quarter, Licensee will send Licensor a written report on the distribution of all copies of the Software during the quarter.

(b) Form of Payment. Unless otherwise specified on the face page, all payments will be in United States dollars and will be made by check or by wire transfer to a bank account specified by Licensor. The Per Copy License Fees shall be paid within sixty (60) days after the end of each calendar quarter.)

(c) Duties, Taxes and Similar Charges. Licensee on demand will pay or reimburse Licensor for all duties, sales and use taxes, other taxes and other charges relating to the Software, this License or payments hereunder imposed by the United States and their political subdivisions, with the sole exception of taxes on Licensor's income.

9. Record Keeping. Licensee agrees to make the following records and to, keep them for a period of at least three (3) years:

(a) Report and Copies. Copies of all reports to Licensor and copies of original agreement.

(b) Customer Lists. Records of (i) the name, address and telephone number of each customer to whom or to which any part of the Software is distributed by or for Licensee, (ii) the name of an individual contact if the customer is an organization, (iii) the serial number(s) of each copy distributed to each person and (iv) copies of all sublicense agreements, showing all parties' signatures.

10. Audit. Licensor will have the right, at least once per calendar year during the term of this License and for three (3) years thereafter, to have independent certified public accountants reasonably acceptable to Licensee audit all records that this License requires Licensee to make and keep. Licensor will pay the auditors' fee, but if any audit shows a shortfall of more than 10% in any quarterly payment as reported or paid to Licensor, Licensee will pay that fee. All audits will be in confidence, and the auditors will disclose to Licensor only the information necessary to verify payments due, and not Licensee's customer lists.

11. Proprietary Rights Indemnification. Licensor will indemnify Licensee against any claim that the Software as delivered by Licensor infringes any third party's patent, copyright or trade secret under the laws of Japan. Licensor's obligation to indemnify Licensee will be subject to the following terms and conditions:

(a) Notice and Control. The obligation will arise only if Licensee gives Licensor prompt notice of the infringement claim and grants Licensor, in writing, exclusive control over its defense and settlement.

(b) No Modification. The obligation will cover only the latest release of each Software Product delivered by Licensor and will not cover any correction, modification or addition made by anyone other than Licensor.

(c) No Combination Claims. The obligation will not cover claims that the Software infringes any third party's rights as used in combination with any software or hardware not supplied by Licensor if that claim could have been avoided by the use of the Software in combination with other software or hardware.

(d) Right to Procure License or Modify. If an infringement claim is asserted, or if Licensor believes one likely, Licensor will have the right, but no obligation, to procure a license from the person claiming or likely to claim infringement or to modify the Software to avoid the claim of infringement. Modification for this purpose will not materially impair the operation of the Software.

THE FOREGOING IS LICENSOR'S EXCLUSIVE OBLIGATION WITH RESPECT TO CLAIMS OF INFRINGEMENT OF PROPRIETARY RIGHTS OF ANY KIND.

12. Licensor's and its Licensors' Proprietary Rights. Licensee acknowledges and agrees that Licensor will retain all ownership rights in the Software, including all patent rights, copyrights, copyright registrations, trade secrets, trademarks, service marks, trademark and service mark registrations, related goodwill and confidential and proprietary information. Licensee will have no rights in the Software except as explicitly stated in this License.

13. Confidential Information. Each party agrees to use reasonable effort, and at least the same care that it uses to protect its own confidential information of like importance, to prevent unauthorized dissemination or disclosure of the other party's confidential information during and after the term of this License.

(a) Definition. Confidential information will include: (i) any source code and internal (programmers') documentation for (A) any of the Software disclosed to Licensee or (B) any of Licensee's proprietary software disclosed to Licensor;
(ii) nonpublic financial information concerning either party; (iii) either party's research and development, new product, pricing and marketing plans, unless and until publicly announced; and (iv) any information designated as confidential in writing at or prior to disclosure.

(b) Exceptions. These confidentiality obligations will not apply to any information that: (i) becomes known to the general public without fault or breach on the part of the receiving party; (ii) the disclosing party customarily provides to others without restriction on disclosure; or (iii) the receiving party obtains from a third party without breach of any nondisclosure obligation and without restriction on disclosure.

14. LIMITATIONS OF LIABILITY. LICENSOR WILL NOT BE LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY THEREOF IN ADVANCE. IN NO EVENT WILL LICENSOR'S LIABILITY IN CONNECTION WITH THE SOFTWARE OR THIS LICENSE EXCEEDS AMOUNTS PAID TO LICENSOR BY LICENSEE HEREUNDER. THESE LIMITATIONS APPLY TO ALL CAUSES OF ACTION IN THE AGGREGATE, INCLUDING WITHOUT LIMITATION BREACH OF CONTRACT, BREACH OF WARRANTY, LICENSOR'S NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATION AND OTHER TORTS.

15. Termination.  This License will terminate:

(a) End of Term. As provided in Paragraph 1;

(b) Breach. On the thirtieth (30th) day after either party gives the other notice of a material breach by the other of any term or condition of this License, unless the breach is cured before that day; or

(c) Bankruptcy and Insolvency. When either party at its discretion gives the other notice of termination, the other has been for more than sixty (60) days the subject of any voluntary or involuntary proceeding relating to bankruptcy, insolvency, liquidation, receivership, composition of or assignment for the benefit of creditors.

(d) Failure to pay the Total Initial Fee. Three months have passed without the payment of the Total Initial Fee in full as shown on the page of this License Agreement from the Execution Date.

16. Effect of Termination. After termination:

(a) End of Licenses. Licensee will have no right to copy, market or distribute the Software and will promptly destroy or return to Licensor all copies of the Software in its possession or under its control.

(b) End-Users' Rights. End-users properly sublicensed prior to termination may continue to use the Software under the terms of their written sublicense agreements, but all sublicense agreements will inure to Licensor's benefit, and Licensee will execute documents and provide assistance as reasonably requested by Licensor to enable Licensor to enforce them.

(c) No Damages for Termination. No Effect on other Rights and Remedies. Neither party will be liable for damages of any End-User as result of exercising its right to terminate this License according to these Terms and Conditions, and termination will not affect any other right or remedy of either party.

(d) Continuing Obligations. Payment and indemnification obligations arising prior to termination and the obligations of each party to keep the others confidential information confidential will remain in force.

17. Assignment. Either party may assign this License to the surviving entity in a merger or consolidation in which it participates or to a purchaser of all or substantially all of its assets or capital stock. In addition, Licensor may assign this License to any person to whom Licensor transfers all or substantially all of its rights in the Software. Otherwise, neither party may assign any rights or delegate any duties under this License without the other's prior written consent, and any attempt to do so without that consent will be void. This License will bind and inure to the benefit of the parties and their respective successors and permitted assigns.

18. Export Controls in General. In exercising its rights under this License, Licensee agrees to comply strictly and fully with all export controls imposed on the Software by any country or organization of nations within whose jurisdiction Licensee operates or does business. Examples of organizations of nations that may have export controls pursuant to treaty or international agreement are: the North Atlantic Treaty Organization, the European Economic Community, the Andean Common Market, and the Association of Southeast Asian Nations.

19. Arbitration. All disputes, controversies or differences, which may arise between the parties hereto, out of or in relation to or in connection with this agreement shall be finally settled by arbitration in Tokyo, Japan in accordance with the Commercial Arbitration Rules of The Japan Commercial Arbitration Association. The award reduced by the arbitrator(s) shall be final and Binding upon the parties hereto.

(a) Costs and Attorneys' Fees. Unless the arbitrators find that exceptional circumstances require otherwise, the arbitrators will include in the award the prevailing party's costs of arbitration and reasonable attorneys' fees.

20. Miscellaneous.

(a) Choice of Law. This License will be governed by and construed according to the laws of Japan, without regard to principles of conflicts of law.

(b) Amendment. This License may be amended or supplemented only by a writing signed on behalf of both parties. No purchase order, invoice, or similar document will amend this License even if accepted by the receiving party in writing.

(c) Waiver. No waiver will be implied from conduct or failure to enforce rights. No waiver will be effective unless in a writing signed on behalf of the party claimed to have waived.

(d) Contingencies. Neither party will have the right to claim damages or to terminate this License as a result of the other's failure or delay in performance due to circumstances beyond its reasonable control, such as labor disputes, strikes, lockouts, shortages of or inability to obtain labor, fuel, raw materials or supplies, war, riot, insurrection, epidemic, act of God, or governmental action not the fault of the no performing party.

(e) Severability. If any part of this License is found invalid or unenforceable, it will be enforced to the maximum extent permitted by law, and other parts of this License will remain in force.

(f) Equitable Relief. Either party may have injunctive, preliminary or other equitable relief to remedy any actual or threatened unauthorized disclosure of confidential information or unauthorized use, copying, marketing, distribution or sublicensing of the Software.

(g) Entire Agreement. This License represents the entire agreement between the parties relating to the Software and supersedes all prior representations, discussions, negotiations and agreements, whether written or oral. This License consists of the Business Terms, these Terms and Conditions and all attached Exhibits and Addenda.

(h) Notices. All notices, reports, requests and other communications required or permitted hereunder must be in writing. They will be deemed given when: (i) delivered personally, (ii) sent by telex, (iii) sent by commercial overnight courier with written verification of receipt, or (iv) sent by registered or certified mail, postage prepaid-in each case to the receiving party's Initial Address for Notice set forth above or to any other address that the receiving party may have provided for purposes of notice by notice hereunder.

(i) Attorneys' Fees. In any suit to enforce this agreement, the prevailing party will have the right to recover its costs and reasonable attorneys' fees and expenses, including costs, fees and expenses on appeal.

( j ) Relationship of Parties. The parties to this License are independent contractors. There is no relationship of partnership, agency, employment, franchise or joint venture between the parties. Neither party has the authority to bind the other or incur any obligation on its behalf.

THIS LICENSE WILL BECOME EFFECTIVE ONLY UPON EXECUTION BY AN AUTHORIZED REPRESENTATIVE OF LICENSOR.

THE FOLLOWING EXHIBIT AND ADDENDA ARE PART OF THIS LICENSE:

Exhibit A                Software Product Description

EXECUTION DATE OF THIS LICENSE:

By Licensor:

Address for Notice:

M-CUBE Corporation                               Asia Glove, Inc.
1F MyCastle Shibuya, 10-18                       5F S Building Hirakawa-cho
Maruyama-cho, Shibuya-ku                         1-7-10 Hirakawa-cho,Chiyoda-ku
Tokyo, Japan 150-0044                            Tokyo, Japan  102-0093
Telephone No. 03-5728-2668                       Telephone No. 03-3556-3060
Fax No.  03-5428-0189                            Fax No. 03-3556-3065


 M-CUBE Corporation                              Asia Glove, Inc.
-------------------                              ----------------

Name: /s/ Mitsunobu Amazaki                      /s/Koki Nagashima
      ---------------------                      ------------------
     Mitsunobu Amazaki, President                Koki Nagashima, President



Date:  May 16, 2002                              May 16, 2002
       ------------                              ------------

By Licensee:

Address for Notice:

Global Assets & Services, Inc.
3816 West Linebaugh Avenue
Suite 200
Tampa, Florida 33624
Telephone No. 813-960-0557
Fax No.  813-960-2267

Global Assets & Services, Inc.
------------------------------

Name:/s/Thomas L. McCrimmon
     ----------------------
     Thomas L. McCrimmon, President


Date:  May 16, 2002
       ------------

                                    EXHIBIT A
                         [Software Product Description]



1.       Software No. 1


          "C4X"- ENCRYPTION + COMPRESSION SOFTWARE
           BASED UPON ENCRETION ENGINE "C4 SERIES"
                         (C4: Software Application, based upon the pending
                              International Patent No. 09/999,560)

2.       Software No.2


          "C4S for IBM  AIX(RS6000)  and C4S for IBM OS390"-  SOFTWARE  LIBRARY
           STREAM SYMMETRIC CRYTOSYSTEM BASED UPON "C4S", SYMMETRIC ALGORITHM WITH GREAT STRENGTH OF SECURITY
                         (C4: Software Application, based upon the pending
                              International Patent No. 09/999,560)
                        Unit price to Licensee is to be negotiated in Japanese Yen. The unit price could be subject to change, based upon quantity and other factors, which have to be mutually agreed.


Note: "C4", itself, under Application, based upon the pending Patent No. 09/999,560 and its derivatives except "C4X" and "C4S for AIX and C4S for OS390" indicated above is not covered by this Agreement.